Exhibit T3B.8

AMENDED AND RESTATED OPERATING AGREEMENT

OF

GPU ONE HOLDINGS, LLC

This AMENDED AND RESTATED OPERATING AGREEMENT (as the same may be amended, amended and restated, restated, supplemented or otherwise modified from time to time, this “Agreement”) of GPU One Holdings, LLC (the “Company”), a limited liability company organized under the Delaware Limited Liability Company Act (as amended from time to time, and any successor to such statute, the “Act”), is made effective as of May 19, 2020 and is adopted, executed and agreed to by the Company and Core Scientific, Inc., a Delaware corporation, and the sole member of the Company (the “Initial Sole Member” and called together with its successors and assigns in such capacity and any person who becomes a member from time to time in accordance with Section 5 hereof, individually and collectively, the “Sole Member”). This Agreement hereby amends and restates in its entirety that certain Operating Agreement, dated as of July 27, 2018 (the “Original Agreement”).

WHEREAS, the Company was formed as a limited liability company on July 27, 2018 by the filing of the certificate of formation (“Certificate of Formation”) with the Secretary of State of the State of Delaware pursuant to and in accordance with the Act; and

WHEREAS, the Sole Member and the Company agree that the membership in and management of the Company shall be governed by the terms set forth herein.

SECTION 1. Operating Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Sole Member and the administration and termination of the Company shall be governed by the Act. This Agreement shall be considered the “Limited liability company agreement” of the Company within the meaning of Sections 18-101 and 18-1101 of the Act. In the event of any inconsistency between any terms and conditions contained in this Agreement and any non-mandatory provisions of the Act, the terms and conditions contained in this Agreement will govern.

SECTION 2. Name. The name of the limited liability company is “GPU One Holdings, LLC”.

SECTION 3. Purpose; Powers and Term. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be organized in the State of Delaware. The Company shall possess and may exercise all of the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company. The term of the Company shall continue in perpetuity unless and until the Company is dissolved in accordance with this Agreement and/or the Act.

SECTION 4. Principal Office; Registered Agent. The address of the principal office is 2800 Northup Way, Ste 220, Bellevue, WA 98004, or such other location as the Sole Member may from time to time designate. The registered agent of the Company for service of process in the State of Delaware shall be that person or entity set out in the Certificate of Formation. If the registered agent of the Company changes for any reason (including the resignation or termination of its current registered agent), the Sole Member shall promptly file a statement of change in the manner provided by law.

SECTION 5. Member; Membership Interests; Pledge of Membership Interests.

(a) As of the initial date of this Agreement, the Initial Sole Member owns 100% of the membership interests of the Company. The name, mailing address, membership percentage and capital contribution of the Initial Sole Member are as set forth on Annex A attached hereto.

(b) One or more additional members (each, a “Member”) may be admitted to the Company from time to time with the consent of the Sole Member.

(c) Notwithstanding anything herein to the contrary (including in Section 5(b) above), in connection with loans, guarantees and other extensions of credit made for the benefit of the Company, the Sole Member and/or one or more of their affiliates from time to time (collectively and individually, together with any loan agreements, credit agreements, indentures, note purchase agreements or other financing documents, security documents, guarantees, pledges or other instruments or documents entered into in connection therewith from time to time and any amendments, restatements, supplements, modifications or extensions or replacements of any of the foregoing, the “Financing Documents” and each, a “Financing Documents”), the Company and/or the Sole Member shall have the right to grant a security interest in any or all of their assets (including, without limitation, any of their membership interests, management interests or other in the equity interests of the Company and any and all voting, economic interests and other rights and powers associated therewith) (any such interests, the “Pledged Interests”) and no consent from the Sole Member or any other person will be required for any lender, agent or any other person designated by any one of them to become the Manager, a Member or the Sole Member or in connection with an exercise of rights and remedies under the Financing Documents with respect to the Pledged Interests. It being understood that without any further consent, the agent (or any other person designated by that agent or the lenders or any successor or designee thereof) under the Financing Documents shall be entitled to remove the Sole Member and appoint any person they designate, to be the Manager or a Member without any further consent from any other person (including any other person who is a Manager or Member) and automatically upon such appointment such persons (or persons) shall be deemed the Manager, or as the context may require, a Member or the Sole Member and the transferring Sole Member, Member or, as the context may require, Manager shall cease to be a Member, Manager, or as the context may require, Sole Manager of the Company. For the avoidance of doubt, a secured lender, their agent or any subsequent designee, assignee or transferee thereof shall for the purposes of this section be a permitted transferee (any such person, a “Permitted Transferee”) of such interests whether such transfer occurs upon foreclosure (whether by public or private sale, acceptance in full or partial satisfaction thereof or otherwise) by such secured lender or agent upon the limited liability company interests of the Manager, Member or Sole Member pursuant to any applicable agreement or applicable law. It being understood that any limitations contained in this Agreement inconsistent with the foregoing are deemed waived, void and of no further force and effect until all of the “Obligations” or “Secured Obligations” or similar term as defined in the applicable Financing Documents have been permanently and irrevocably paid in full in cash in immediately available funds (such date, the “Termination Date”).

(d) Notwithstanding anything to the contrary contained in this Agreement prior to the Termination Date, the Company shall not file a certificate of division, adopt a plan of division or otherwise take any action to effectuate a division, or take any other similar action as provided for under the laws of Delaware.

SECTION 6. Management. The Company shall be member-managed within the meaning of the Act. The Sole Member shall have exclusive and complete authority and discretion to manage the operations and affairs of the Company and to make all decisions regarding the business of the Company. Any action taken by the Sole Member shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Sole Member as set forth in this Agreement. The Sole Member shall have all rights and powers of a manager (“Manager”) under the Act, and shall have such authority, rights, and powers in the management of the Company to do any and all other acts and things necessary, proper, convenient, or advisable to effectuate the purposes of this Agreement.

SECTION 7. Limitation of Liability. Except as otherwise required by the Act, the debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations, and liabilities of the Company, and the Sole Member shall not be personally liable for any such debt, obligation, or liability of the Company solely by reason of being or acting as a member of the Company or participating in the management or conduct of the business of the Company.

SECTION 8. Allocations. Each item of income, gain, loss, deduction and credit of the Company will be allocated 100% to the Sole Member. Each distribution of cash or other property will be allocated 100% to the Sole Member and will be made to the Sole Member at the times and in the amounts determined by the Sole Member. Notwithstanding the foregoing, if any such allocations are made prior to the Termination Date, such allocations shall be made subject only in accordance with the terms of the applicable Financing Documents.

SECTION 9. Officers. The Sole Member may delegate its authority to act on behalf of the Company and to manage the business affairs of the Company to one or more officers of the Company appointed by the Sole Member. The Sole Member may from time to time create offices of the Company, designate the powers that may be exercised by such office, and appoint, authorize and empower any person as an officer of the Company to direct such office. The Sole Member may remove any officer at any time and may create, empower and appoint such other officers of the Company as the Sole Member may deem necessary or advisable to manage the day-to-day business affairs of the Company. No such delegation will cause the Sole Member to cease to be a member of the Company. Except as otherwise expressly provided in this Agreement or required by any non-waivable provision of the Act or other applicable law, no person other than the Sole Member and the officers, if any, will have any right, power, or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company. Neither the Sole Member nor any officer appointed by the Sole Member shall be entitled to any salary or other fee from the Company.

SECTION 10. Capital Contributions; Capital Accounts. The capital contribution of the Sole Member is set forth on Annex A attached hereto. Except as required by applicable law, the Sole Member shall not at any time be required to make additional contributions of capital to the Company. The capital accounts of the members shall be adjusted for distributions and allocations made in accordance with Section 8.

SECTION 11. No Partnership Intended for Non-Tax Purposes. The Sole Member has formed the Company under the Act, and expressly does not intend hereby to form a general or limited partnership, a limited liability partnership, or a corporation. The Sole Member does not intend to be partners with any future admitted members, or partners as to any third party.

SECTION 12. Title to Property. The Company will own all property, real or personal, tangible or intangible, including money, but excluding services and promises to perform services in the future (collectively, “Property”) in its name and the Sole Member will not have any ownership interest in such Property in the Sole Member’s individual names or right. All funds of the Company will be deposited in such checking accounts, savings accounts, time deposits, or certificates of deposit in the Company’s name or will be invested in the Company’s name, in such manner as may be designated by the Sole Member from time to time. Company funds cannot be commingled with those of any other person. Company funds will be used by the Sole Member only for the business of the Company.

SECTION 13. Indemnification. The Sole Member (including its members, managers, directors, officers, employees, agents and affiliates) and each person who is or has agreed to become a manager or officer, or each such person who serves or has agreed to serve at the request of the Company as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise (including, without limitation, the heirs, executors, administrators or estate of such person), shall be indemnified by the Company to the fullest extent permitted by the Act or any other applicable laws as are now or may hereafter be in effect. The right to indemnification conferred in this Section 13 shall include the right to be paid by the Company the reasonable and documented expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. Without limiting the generality or effect of the foregoing, the Company may enter into one or more agreements with any person that provide for indemnification greater or different than that provided in this Section 13.

SECTION 14. Dissolution. The Company shall dissolve, and its affairs shall be wound up, on the first to occur of the following: (a) the written consent of the Sole Member or (b) any other event or circumstance giving rise to the dissolution of the Company under the Act, unless the Company’s existence is continued pursuant to the Act. On dissolution of the Company, the Company shall immediately commence to wind up its affairs and the Sole Member shall promptly liquidate the business and assets of the Company.1 During the period of the winding up of the affairs of the Company, the rights and obligations of the Sole Member under this Agreement shall continue. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied as follows: (i) first, to creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) and (ii) second, to the Sole Member. Notwithstanding the foregoing, the bankruptcy of the Sole Member will not cause the Sole Member to cease to be a Member of the Company and upon the occurrence of such event the business of the Company shall continue without dissolution.

[1]	Liquidations shall be made in accordance with Section 18-804 of the Act.

SECTION 15. Assignment. The Sole Member may assign, transfer, convey or encumber, in whole or in part, its limited liability company interests in the Company except as otherwise restricted by the terms of any Financing Documents.

SECTION 16. Admission of Additional Members. The Sole Member may admit additional members of the Company in its discretion; it being understood that no consent or other action on behalf of the Initial Sole Member, the Manager or any other Member or other person shall be required for the Agent (or their designee) to become a Member in connection with an exercise of its rights and remedies under the Financing Documents.

SECTION 17. Amendment. This Agreement may be amended or modified from time to time only by a written instrument executed by the Sole Member and identified as an amendment hereto.

SECTION 18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.

SECTION 19. Ratification. All acts, filings and other steps taken by any authorized person on behalf of the Company in connection with the organization or purposes of the Company, including, without limitation, the execution and filing of the Certificate of Formation and any documents and instruments that are in furtherance of, and consistent with, the purposes set forth in Section 3 hereof and that are executed on behalf of the Company prior to the date hereof by any such person, are hereby authorized, affirmed, approved and ratified in all respects.

SECTION 20. Third-Party Beneficiaries. Except as expressly provided below, none of the provisions of this Agreement will be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Sole Member. Notwithstanding the foregoing, prior to the Termination Date, the Agent shall be the intended third-party beneficiary of this Agreement and the Company, the Sole Member and the Manager have expressly agreed that the Agent (and/or its designees) shall be entitled to rely upon and enforce the covenants and obligations contained herein and the Financing Documents and any amendments, waivers, consents or modifications to this Section or to Sections 5, 6, 8, 15, 16, 17 or 20 to this Agreement without the express written consent of the Agent.

SECTION 21. Severability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

SECTION 22. Entire Agreement. The entire agreement of the Members with respect to the Company and the relations with each other is contained and referred to in this Agreement, including the Exhibits hereto, which are hereby incorporated by reference.

SECTION 23. Governing Law. This Agreement will be construed in accordance with, and governed by, the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

IN WITNESS WHEREOF, the Sole Member caused this Agreement to be executed, effective as of May 19, 2020

THE COMPANY:

GPU ONE HOLDINGS, LLC

By: Core Scientific, Inc.,
its sole member and manager

By:	/s/ Bill Humes
Name:	Bill Humes
Title:	Chief Financial Officer

SOLE MEMBER:

CORE SCIENTIFIC, INC.

By:	/s/ Bill Humes
Name:	Bill Humes
Title:	Chief Financial Officer

[Signature page to the Operating Agreement of GPU One Holdings, LLC]

ANNEX A

MEMBER INFORMATION

Member	Membership Interest	Capital Contribution
Core Scientific, Inc. 2800 Northup Way, Ste 220 Bellevue, WA 98004	100%	$10

Annex A